EXHIBIT 14.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-4 No. 333-105851 and Form S-8 Nos. 33-43799, 33-71446, 33-86358, 33-89584, 333-04962, 333-06324, 333-07466, 333-10338, 333-10624, 333-12878 and 333-51434-1 and Form F-3 Nos. 333-06896, 333-08246, 333-13556, 333-8926 and 333-106837 and Form F-4 Nos. 333-105853 and 333-106822) of The News Corporation Limited and subsidiaries of our report dated September 13, 2002, except for Note 15 and Note 14, as to which the date is December 23, 2002 and May 9, 2003, respectively, with respect to the financial statements of Stream S.p.A included in this Annual Report (Form 20-F) for the year ended June 30, 2003.

/s/    Reconta Ernst & Young S.p.A

Rome, Italy

October 28, 2003